UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549

                                 FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF
                   THE SECURITIES EXCHANGE ACT OF 1934
OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                     SECURITIES EXCHANGE ACT OF 1934

                    Commission File Number: 33-75490

                       AMERICAN EAGLE GROUP, INC.
         (Exact name of registrant as specified in its charter)

                      6337 South Highland Dr. #1054
                       Salt Lake City, Utah  84121
                             (801) 706-9429
      (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                Common Stock, par value $0.001 per share
        (Title of each class of securities covered by this Form)

                                  None
       (Title of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

                         Rule 12g-4(a)(1)     [ ]
                         Rule 12g-4(a)(2)     [ ]
                         Rule 12h-3(b)(1)(i)  [X]
                         Rule 12h-3(b)(1)(ii) [ ]
                         Rule 15d-6           [X]

Approximate number of holders of record as of the certification or notice date:
229

Pursuant to the requirements of the Securities Exchange Act of 1934, Chartered Semiconductor Manufacturing Ltd has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  December 30, 2009                     BY: /s/ Kip Eardley
                                             Name:  Kip Eardley
                                             Title:  President